Exhibit 99.6
Minds Behind the Design: Delivering the Innovative, Next Generation Enterprise Solutions our Customers Need (vlog)
Exanet...Scalent...Ocarina and now the intent to acquire 3PAR — we’re making a clear commitment and investment to deliver the innovative, next generation enterprise solutions our customers need.
We’re excited about the possibilities of what open, capable and affordable solutions can do for our customers.
As we continue to enhance our capabilities and strengthen our enterprise organization with new team members, we’re building on our efforts to inspire a winning spirit and create an environment where we’re supporting each other and all can collaborate to deliver outstanding solutions. And our deep and talented Enterprise PG leadership team will harness this winning spirit by effectively integrating our new colleagues into Dell to ensure they play a major role in our success.
These customer-focused leaders are committed to leading with openness and optimism, one of the core values that embodies who we are at Dell. And they brought a clear message to the Public and Large Enterprise teams who attended TechSummit: Enterprise Product Group will continue to design and deliver the products and business-ready solutions that will help our customers succeed.
To learn more about these “Minds Behind the Design,” take a moment to watch the vlog below.
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     The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell Inc. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and 3PAR Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to 3PAR Inc.’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.